Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

for

GORDON HUNTER

THIS AGREEMENT is made effective as of the 1st day of January, 2015, by and between LITTELFUSE, INC., a Delaware corporation (the “Company”), and the executive named above (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to provide the Executive with certain protections against the uncertainties usually created by a Change of Control; and

WHEREAS, the Board wishes to better enable the Executive to devote his full time, attention and energy to the business of the Company and its Affiliated Companies prior to and after a Change of Control, thereby benefiting the Company and its stockholders.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Company and the Executive hereby agree as follows:

CHANGE OF CONTROL BENEFITS

Section 1.     Certain Definitions.

(a)     “Affiliated Companies” shall mean any company controlled by, controlling or under common control with the Company.

(b)     “Change of Control” shall mean:

(i)     The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, (a “Person”) of any of stock of the Company that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. For purposes of this paragraph (i), the following acquisitions shall not constitute a Change of Control: (A) the acquisition of additional stock by a Person who is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, (B) any acquisition pursuant to a transaction which complies with paragraph (iii) or (C) any acquisition of the Company’s assets pursuant to a transaction which complies with paragraph (iv). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph;

(ii)     The replacement of individuals who as of the date hereof constitute a majority of the Board, during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election, provided that, if the Company is not the relevant corporation for which no other corporation is a majority shareholder for purposes of Treasury Regulation Section 1.409A-3(i)(5)(vi)(A)(2), this paragraph (ii) shall be applied instead with respect to the members of the board of the directors of such relevant corporation for which no other corporation is a majority shareholder;

(iii)     The acquisition by any one person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, during the 12-month period ending on the date of the most recent acquisition by such person or persons, of ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company. For purposes of this paragraph (iii), the following acquisitions shall not constitute a Change of Control: (A) the acquisition of additional control by a person or more than one person acting as a group who are considered to effectively control the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) or (B) any acquisition pursuant to a transaction which complies with paragraph (i); or

(iv)     The acquisition by any person or more than one person acting as a group (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), other than a transfer to a related person within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vii)(B), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition(s). For purposes of this paragraph (iv), “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

This definition of “Change of Control” shall be interpreted by the Board, in good faith, to apply in a similar manner to transactions involving partnerships and partnership interests, and to comply with Section 409A.

(c)     “Change of Control Period” shall mean the period commencing on the date hereof and ending on December 31, 2017.

(d)     “Effective Date” shall mean the first date during the Change of Control Period on which a Change of Control occurs. Notwithstanding anything to the contrary contained in this Agreement, if a Change of Control occurs and if the Executive Separates from Service with the Company and its Affiliated Companies prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such Separation from Service (i) was at the direct or indirect request of a third party who theretofore had taken any steps intended to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such Separation from Service.

(e)     “Section 409A” shall mean Section 409A of the Internal Revenue Code and Treasury Regulations and official guidance issued thereunder from time to time.

(f)     “Separation from Service,” “Termination of Service” and words of similar import shall have the same meaning as “separation from service” as defined by Section 409A. By way of illustration, and without limiting the generality of the foregoing, the following principles shall apply:

(i)     The Executive shall not be considered to have Separated from Service so long as the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to return to service with the Company or its Affiliated Companies under an applicable statute or by contract.

(ii)     Regardless of whether the Executive has formally Separated from Service, the Executive will be considered to have Separated from Service as of the date it is reasonably anticipated that no further services will be performed by the Executive for the Company or its Affiliated Companies, or that the level of bona fide services the Executive will perform after such date will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. For purposes of the preceding test, during any paid leave of absence the Executive shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

(iii)     For purposes of determining whether the Executive has Separated from Service, all services provided for the Company or its Affiliated Companies, or for any other entity that is part of a controlled group that includes the Company as defined in Section 414(b) or (c) of the Internal Revenue Code (“Code”), shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Executive shall not be considered to have not Separated from Service solely by reason of service as a non-employee director of the Company or any other such entity.

(g)     “Service Period” shall mean the period commencing on the Effective Date and ending on the second anniversary of such date.

Section 2.     Service Period. The Company or one or more of its Affiliated Companies hereby agrees to continue to retain the services of the Executive, and the Executive hereby agrees to provide services to the Company or one or more of its Affiliated Companies and its successors, subject to the following terms and conditions of this Agreement, for the Service Period.

(a)     Position and Duties During the Service Period,

(i)      (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was providing services to the Company or its Affiliated Companies immediately preceding the Effective Date or any office or location less than 20 miles from such location.

(ii)     excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and its Affiliated Companies and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Service Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee or service provider of the Company and its Affiliated Companies in accordance with this Agreement.

(b)     Compensation During the Service Period, the Executive shall receive

(i)      Base Salary. An annual base salary (the “Annual Base Salary”), which shall be paid at a monthly rate, equal to at least twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliated Companies during the twelve-month period immediately preceding the calendar month in which the Effective Date occurs. During the Service Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

(ii)     Annual Bonus. For each fiscal year ending during the Service Period, an annual bonus in cash at least equal to the greater of: (i) the average of the Executive’s annual bonuses paid under the Company’s Annual Incentive Plan or any successor plan (such plan(s) hereinafter collectively referred to as the “Bonus Plan”) for the last three full fiscal years prior to the Effective Date; or (ii) the Executive’s target annual bonus under the Bonus Plan for the fiscal year in which the Effective Date occurs. Each such annual bonus shall be paid following the fiscal year for which such annual bonus is awarded but no later than the fifteenth day of the third month of such following fiscal year, unless the Executive shall elect to defer the receipt of such annual bonus. Any such deferral election shall be made not later than the first day of the fiscal year for which the annual bonus is paid, and shall be made in accordance with policies adopted by the Company in compliance with Section 409A.

(iii)     Incentive, Savings and Retirement Plans. Participation in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.

(iv)     Welfare Benefit Plans. Eligibility for participation of Executive and/or the Executive’s immediate family, as the case may be, in benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies. In the event such plans, practices, policies and programs are not reasonably able to provide the Executive with coverage or provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies, then the Company shall provide individual insurance policies or reimburse the Executive, on at least a monthly basis, to cover any post-tax difference in the benefits received by the Executive.

(v)     Expenses. Prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vi)     Fringe Benefits. Fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(vii)     Office and Support Staff. An office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and to the extent that any resulting change in reimbursement or payment dates would comply with Section 409A, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.

(viii)     Vacation. Paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

The requirements of paragraphs (iii) through (viii) above shall not apply to the extent prohibited by applicable law or to the extent such provision would cause the applicable plan, practice, policy, or program to fail nondiscrimination or coverage tests imposed thereon by applicable law.

Section 3.     Separation from Service.

(a)     Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Service Period (pursuant to the definition of Disability set forth below), it may terminate the Executive’s service with the Company and its Affiliated Companies effective upon the date the Company provides written notice to the Executive. For purposes of this Agreement, “Disability” shall mean the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or its Affiliated Companies.

(b)     Cause. The Company may terminate the Executive’s service with the Company and its Affiliated Companies during the Service Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)     the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company and its Affiliated Companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties and such failure is not cured within sixty (60) calendar days after receipt of such written demand; or

(ii)     the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its Affiliated Companies.

For purposes of this provision, any act or failure to act on the part of the Executive in violation or contravention of any order, resolution or directive of the Board shall be considered “willful” unless such order, resolution or directive is illegal or in violation of the certificate of incorporation or by-laws of the Company; provided, however, that no other act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company and its Affiliated Companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or General Counsel of the Company or based upon the advice of outside counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its Affiliated Companies. The Separation from Service of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (¾) of the entire membership of the Board (other than the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in paragraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)     Good Reason. The Executive’s service with the Company and its Affiliated Companies may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)     the Executive is not elected to, or is removed from, any elected office of the Company which the Executive held immediately prior to the Effective Date;

(ii)     the assignment to the Executive of any duties materially inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Subsection 2(a)(i) hereof, or any other action by the Company or its Affiliated Companies which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or its Affiliated Company (as applicable) promptly after receipt of notice thereof given by the Executive;

(iii)     any failure by the Company or its Affiliated Companies to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company or its Affiliated Company (as applicable) promptly after receipt of notice thereof given by the Executive;

(iv)     the Company’s or its Affiliated Companies requiring the Executive to travel on Company or its Affiliated Companies business to a substantially greater extent than required immediately prior to the Effective Date; or

(v)     any purported termination by the Company of the Executive’s service with the Company and its Affiliated Companies other than as expressly permitted by this Agreement.

For purposes of this Subsection 3(c), a good faith determination of “Good Reason” made by the Executive shall be conclusive.

(d)     Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party given in accordance with Subsection 11(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s service under the provision so indicated, and (iii) specifies the termination date. To qualify as “Good Reason,” the Executive must provide such notice within 90 days following the initial existence of the condition described in Subsections 3(c)(i) through (v) above, upon notice of which the Company or its Affiliated Company (as applicable) shall have 30 days during which it may remedy the condition, in which case “Good Reason” shall not exist. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

Section 4.     Obligations of the Company upon Separation during the Service Period.

(a)     Good Reason; Other Than for Cause, Death or Disability. If, during the Service Period, the Company causes the Executive to Separate from Service other than for Cause or Disability, or the Executive shall voluntarily Separate from Service for Good Reason as described in Subsection 3(c), the Company shall pay to the Executive:

(i)     The amounts set forth in paragraphs A and B below.

A.     The sum of the following (“Accrued Obligations”):

(1)     the Executive’s Annual Base Salary through the Separation from Service to the extent not theretofore paid, payable on the next regularly scheduled payroll date (or such earlier date as required by law),

(2)     an amount equal to the greatest of the Executive’s target annual bonus under the Bonus Plan for the fiscal year in which the Separation from Service occurs (“Target Bonus”), the Executive’s annual bonus under the Bonus Plan for the current fiscal year based on performance through date of separation, or the Executive’s average annual bonus under the Bonus Plan for the last three fiscal years ending prior to the Separation from Service (“Average Annual Bonus”), multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the Separation from Service, and the denominator of which is 365, payable in a lump sum on the 30th day following the Separation from Service,

(3)     any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), paid in accordance with the Executive’s deferral elections in effect under any such deferral program, plus

(4)     any accrued but unpaid vacation pay, paid in a lump sum on the 30th day following the Separation from Service (or such earlier date as required by law).

B.     The amount equal to the product of (I) three multiplied by (II) the sum of (x) the Executive’s Annual Base Salary plus (y) the greater of the Executive’s Average Annual Bonus or Target Bonus (the “Lump Sum Severance”), which shall be paid in a single lump sum payment six months after the Executive’s Separation from Service; provided that the Executive shall receive installment payments equal to all “409A Severance Payments” that would have been paid pursuant to Section 5(d) of the Amended and Restated Employment Agreement, dated as of December 31, 2007, between the Executive and the Company (the “Employment Agreement”) if the Executive had been terminated pursuant to said Section 5(d) prior to the Effective Date, paid at the same time that such 409A Severance Payments would have been paid pursuant to said Section 5(d), and the balance, if any, of the Lump Sum Severance shall be paid in a lump sum on the first day that is at least six months after the Executive’s separation from service; provided further that if the sum of such 409A Severance Payments exceeds the Lump Sum Severance, the 409A Severance Payments shall be reduced, in reverse order of payment, until the sum of the 409A Severance Payments equals the Lump Sum Severance; and provided further that if the Executive dies at any time after Separation from Service, the entire remaining unpaid balance of the Lump Sum Severance shall be paid to his estate or designated beneficiary within 30 days after the date of his death.

(ii)     Reimbursement for the additional premium costs incurred by the Executive, in excess of the active employee rate for the Executive’s peer group, to continue group medical coverage for the Executive and/or the Executive’s family under Section 4980B of the Code and applicable state laws (“COBRA”) for the maximum period of time as permitted by law. The Executive shall submit to the Company satisfactory evidence of premium costs incurred within 30 days following the date such costs were incurred. Within 30 days following receipt of such evidence, the Company shall pay to the Executive such reimbursement, plus additional severance pay in an amount such that the net amount of such reimbursement and additional severance pay, after all applicable tax withholding, equals the difference between the full COBRA premium and the premium charged to active employees in Executive’s peer group. Following the end of COBRA coverage, the Company shall reimburse the Executive for the additional premium costs incurred by the Executive, in excess of the former employee COBRA rate for the Executive’s peer group, for the purchase of an individual insurance policy providing medical coverage to the Executive and/or the Executive’s family which is substantially similar to the coverage provided by the Company’s group medical plan. In no event shall the combined period of reimbursable coverage under COBRA and any individual insurance policy exceed two (2) years from Separation from Service.

(iii)     For a period of up to two (2) years after the Separation from Service, monthly outplacement services at reasonable levels as provided to peer executives of the Company or the applicable Affiliated Company, for the purpose of assisting the Executive to seek a new position; provided, however, that the Company shall have no further obligations to provide such outplacement services once the Executive has accepted a position with any third party.

(iv)     Notwithstanding anything to the contrary set forth in any stock option plans pursuant to which the Executive has been granted any stock options or other rights to acquire securities of the Company or its Affiliates, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (the “Plans”), any option or right granted to the Executive under any of the Plans shall be exercisable by the Executive until the earlier of (A) the date on which the option or right terminates in accordance with the terms of its grant, or (B) the expiration of 12 months after the Separation from Service.

(v)     To the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall hereinafter be referred to collectively as the “Other Benefits”).

(vi)     Notwithstanding anything to the contrary contained in any employment agreement, benefit plan or other document, in the event the Executive incurs a Separation from Service during the Service Period by the Executive for Good Reason or by the Company other than for Cause or Disability, on and after the Separation from Service the Executive shall not be bound or prejudiced by any non-competition agreement benefiting the Company or its Affiliated Companies.

(b)     Death. If the Executive dies during the Service Period, this Agreement shall terminate without further obligations by the Company to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, at the time and in the form as provided in Subsection 4(a)(i)(A) above. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this paragraph shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliated Companies to the estates and beneficiaries of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date.

(c)     Disability. If the Company causes the Executive to Separate from Service by reason of the Executive’s Disability during the Service Period as set forth in Subsection 3(a), this Agreement shall terminate without further obligations by the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive at the time and in the form provided in Subsection 4(a)(i)(A). With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Subsection 4(c) shall include, and the Executive shall be entitled after the Executive’s Separation from Service to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date.

(d)     Cause; Other than for Good Reason. If the Company causes the Executive to Separate from Service for Cause during the Service Period as described in Subsection 3(b), this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Separation from Service, payable on the next regularly scheduled payroll date (or such earlier date as required by law), (y) the amount of any compensation previously deferred by the Executive (which shall be paid at the time and in the form it would otherwise have been paid had this Agreement not applied), and (z) Other Benefits, in each case to the extent theretofore unpaid and at the times provided in the applicable plan or agreement. If the Executive voluntarily Separates from Service during the Service Period, excluding a Separation from Service for Good Reason as described in Subsection 3(c), this Agreement shall terminate without further obligations of the Company to the Executive under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive at the time and in the form provided in Subsection 4(a)(i)(A) and the Company shall timely pay or provide the Other Benefits to the Executive. In no event shall the Executive be liable to the Company or its Affiliated Companies for any damages caused by such voluntary Separation from Service by the Executive nor shall the Executive be in any way restricted from providing service to any other party after such voluntary Separation from Service.

Section 5.     Section 409A Payment Limits.

(a)     To the maximum extent possible, the provisions of this Agreement shall be construed in such a manner that no amounts payable to the Executive are subject to the additional tax and interest provided in Section 409A(a)(1)(B). In no event whatsoever shall the Company or its Affiliated Companies be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A. If any payment (whether cash or in-kind), including but not limited to reimbursements and Other Benefits, would constitute a “deferral of compensation” under Section 409A and a payment date that complies with Section 409A(a)(2) is not otherwise provided for such benefit either in this Agreement or a Company or its Affiliated Companies program or policy, then such payment shall be made not later than 2 ½ months after the end of the calendar year in which the payment is no longer subject to a substantial risk of forfeiture. Any receipts or other proof of expenses (if required) shall be submitted to the Company by the Executive no later than one month after the end of the calendar year in which the payment is no longer subject to a substantial risk of forfeiture.

(b)     Notwithstanding any provision in this Agreement to the contrary, if at the time of Separation from Service the Executive is a “specified employee” within the meaning of Section 409A, any cash or in-kind payments which constitute a “deferral of compensation” under Section 409A and which would otherwise become due under this Agreement during the first 6 months (or such longer period as required by Section 409A) after Separation from Service shall be delayed and all such delayed payments shall be paid in full in the 7th month after the Separation from Service, and all subsequent payments shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, the Executive shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from the Company for such amounts in the 7th month as described above. The above specified employee delay shall not apply to any payments that are excepted from coverage by Section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4).

(c)     The Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered “deferral of compensation.”

Section 6.     Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor, subject to Subsection 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to his or her Separation from Service shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

Section 7.     Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliated Companies may have against the Executive or others. In no event shall the Executive be obligated to seek another position or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains another position. To the extent that any amount due hereunder has become subject to a bona fide dispute, payment of such amount may be delayed until no later than the end of the first taxable year of the Executive in which the Company and the Executive enter into a legally binding settlement of such dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgment or other binding decision, as set forth in Treasury Regulation Section 1.409A-3(g), and any such payment shall include interest on such delayed amount from the original due date thereof until paid at the prime rate from time to time reported in The Wall Street Journal during said period, plus, to the fullest extent permitted by law, the amount of all legal fees and expenses which the Executive reasonably incurs as a result of any contest by the Company, the Executive or others in which the Executive is the prevailing party.

Section 8.     Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliated Companies all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s service with the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After Executive’s Separation from Service with the Company and its Affiliated Companies, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and its Affiliated Companies and those designated by it. In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The provisions of this Section shall survive any termination of this Agreement or the Executive’s separation of service with the Company and its Affiliated Companies.

Section 9.     Excise Tax on Parachute Payments. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section, except as otherwise provided in this Section) (hereinafter referred to collectively as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

“Net after-tax benefit” shall mean (a) the total of all Payments which the Executive receives or is then entitled to receive from the Company or its Affiliated Companies that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (b) the amount of all foreign, federal, state and local income and employment taxes payable by the Executive with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which such payments shall be made to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first such payment), less (c) the amount of Excise Tax imposed with respect to the Payments described in (a) above.

If a reduction is to occur pursuant to this Section, the payments and benefits under this Agreement shall be reduced in the following order: any cash severance (in reverse order of payment), then outplacement services (in reverse order), then any other amount that is a “parachute payment” within the meaning of Section 280G of the Code in such order as determined in the sole discretion of the Company and not the Executive.

Section 10.     Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 11.     Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)     Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth below for the intended party during normal business hours at such address, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties set forth below with telephone confirmation of receipt, or when sent by recognized overnight courier or by the United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Littelfuse, Inc. 8755 W. Higgins Road O'Hare Plaza, Suite 500 Chicago, IL 60631 Attention: President
Phone: (773) 628-0800 Facsimile: (773) 628-0802

If to the Executive, to the last address shown in the records of the Company.

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other party hereto. Each notice, request, demand, approval or other communication which is sent in accordance with this Section shall be deemed given and received for all purposes of this Agreement as of two business days after the date of deposit thereof for mailing in a duly constituted United States post office or branch thereof, one business day after deposit with a recognized overnight courier service or upon confirmation of receipt of any facsimile transmission. Notice given to a party hereto by any other method shall only be deemed to be given and received when actually received in writing by such party.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)     The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to promptly assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to Separate from Service for Good Reason pursuant to Subsection 3(c)(i)-(v) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)     The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment or other service of the Executive by or with the Company and its Affiliated Companies is “at will” and, subject to Subsection 1(d) hereof and/or any other written agreement between the Executive and the Company, prior to the Effective Date, the Executive’s employment and/or service and/or this Agreement may be terminated by either the Executive or the Company or its Affiliated Companies at any time prior to the Effective Date upon written notice to the other party, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(g)     This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Change of Control Agreement on the dates set forth below.

EXECUTIVE

Date:	December 16, 2014		/s/ GORDON HUNTER
GORDON HUNTER

LITTELFUSE, INC.

Date:	December 16, 2014	By	/s/ Ryan K. Stafford
Ryan K. Stafford, Senior Vice President, Chief
Legal and Human Resources Officer

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